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                                                                    EXHIBIT 23.2



                               Consent of KPMG LLP

The Board of Directors
OpenTV Corp.:

We consent to the incorporation by reference in Amendment No.1 to the Registration Statement on Form S-3 to be filed on or about July 20, 2004 by OpenTV Corp. of our report dated February 16, 2004, with respect to the consolidated balance sheets of OpenTV Corp. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive loss and cash flows for each of the years in the two-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of OpenTV Corp., and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 16, 2004 refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002 and the audit of the reclassification that was applied to revise the 2001 consolidated financial statements for the adoption of Emerging Issues Task Force Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor's Products, as more fully described in Note 2 to the consolidated financial statements. However, we were not engaged to audit, review or apply any procedures to the 2001 consolidated financial statements other than with respect to such reclassification.


/s/ KPMG LLP


San Francisco, California
July 20, 2004